Exhibit 10.3

POKERTEK INC. KEY EMPLOYEE AGREEMENT
for
Mr. James Crawford

This Key Employee Agreement (“Agreement”) is entered into as of the 2nd day of June, 2011, by and between James Crawford (“Executive”) and PokerTek, Inc. (the “Company”).

Executive and the Company desire to execute and enter into this Agreement setting forth the terms and conditions of Executive’s employment.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1           Effective Date. The effective date of this Agreement shall be July 1, 2011. Unless terminated sooner pursuant to Section 6, this Agreement shall end two (2) years from the effective date.

1.2           Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Treasurer, and Executive hereby accepts such employment. During the term of his employment with the Company, Executive will devote his best efforts to the business of the Company.

1.3           Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title and as assigned to the Executive by the Company’s Board of Directors.

1.4           Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1           Salary.

(a) Executive shall receive for services an annualized base salary of $160,000 per annum (the “Base Salary”), subject to standard federal and state withholding requirements, payable in accordance with the Company’s standard payroll practices.

(b) The Company may reduce the amount of the Base Salary in connection with a general reduction of salary applicable to all employees of the Company that has been approved by the Company’s Board of Directors (“General Reduction”); provided, however, that (i) in no case shall the Base Salary be reduced in a single General Reduction or series of General Reductions by more than an aggregate of twenty percent (20%) of the Base Salary; (ii) in no case shall the Base Salary be reduced for more than six months; and (iii) any and all severance payments made to Executive in accordance with Sections 6 shall be based on the Executive’s original Base Salary without giving effect to any General Reductions.

(c) In the event Executive’s employment is terminated by the Company for any reason except Cause (as defined in Section 6.2(b) below) or the Executive terminates for Good Reason (as defined in Section 6.3 below), all stock options granted to Executive through the date of termination (as determined under Section 6.7 below), will vest immediately and the Executive will have one year from date of termination to exercise his options, provided that Executive executes the Release (as defined below).

2.2           Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time. Executive shall be entitled to all holidays documented in the Company handbook and a minimum of three weeks (3) vacation time. If Executive is eligible for additional vacation time under the guidelines of the Company handbook, Executive shall be entitled to that additional vacation time.

2.3           Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard reimbursement policy.

 3. Proprietary Information, Inventions, and Non-Competition Obligations.

3.1           Agreement. Executive agrees to execute and abide by the Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

4. Outside Activities.

4.1           Other Employment/Enterprise. Except with the prior written consent of the Company’s Board of Directors, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2           Conflicting Interests. Except as permitted by Section 4.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3           Competing Enterprises. While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an employee, officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any public competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

5. Former Employment.

5.1           No Conflict with Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

5.2           No Disclosure of Confidential Information. If, in spite of the second sentence of Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between the Company and any such former employer); but during Executive’s employment by the Company he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6. Termination Of Employment. The provisions of Sections 6.1 through 6.7 govern the amount of compensation, if any, to be provided to Executive upon termination of employment.

6.1           Termination without Cause.

(a) In the event Executive’s employment is terminated by the Company (i) without Cause for a reason other than death, disability or cessation of the Company’s business pursuant to Section 6.6 below, or (ii) within one year following a Change in Control (as defined in Section 6.1(b) below, the Company shall continue to pay Executive his then-existing Base Salary, less applicable withholding and deductions, for twelve (12) months and the Company will make available to Executive, at its own cost and expense, pursuant to the continuation of coverage provisions described in Section 4980B of the Internal Revenue Code and Sections 601 through 625 of ERISA (the “Continuation Coverage”), the healthcare coverage that is currently provided to Executive until the earliest of (i) twelve (12) months, (ii) the date on which Executive is eligible to participate in the healthcare coverage available to him as a result of obtaining new employment, and (iii) the date on which Executive otherwise elects to discontinue the healthcare coverage.

(b) “Change of Control” shall be deemed to have occurred on the earliest of the following dates:

(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding Common Stock of the Company;

(ii) The date the shareholders of the Company approve a definitive agreement (X) to merge or consolidate the Company with or into another corporation or other business entity (each, a "corporation"), in which the Company is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Company would be converted into cash, securities or other property of another corporation, in each case other than a merger or consolidation of the Company in which the holders of Common Stock immediately prior to the merger or consolidation continue to own immediately after the merger or consolidation at least fifty percent 50% of Common Stock, or, if the Company is not the surviving corporation, the common stock (or other voting securities) of the surviving corporation; provided, however, that if consummation of such merger or consolidation is subject to the approval of federal, state or other regulatory authorities, then, unless the Administrator determines otherwise, a "Change in Control" shall not be deemed to occur until the later of the date of shareholder approval of such merger or consolidation or the date of final regulatory approval of such merger or consolidation; or (Y) to sell or otherwise dispose of all or substantially all the assets of the Company; or

(iii) The date there shall have been a change in a majority of the Board of Directors of the Company within a 12-month period unless the nomination for election by the Company's shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period.

(iv) Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Company forms a holding company as a result of which the holders of the Company’s voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they hold prior to the transaction, substantially all of the voting securities of a holding company owning all of the Company’s voting securities after the completion of the transaction.

(For the purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

6.2           Termination for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.7 of this Agreement.

(b) “Cause” for termination shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) continued gross neglect by Executive in fulfilling his duties as set forth in this Agreement that has not been cured within thirty (30) days after written notice from the Company of such gross neglect; (iv) intentional and material damage to the Company’s property; (v) material breach of this Agreement that has not been cured within thirty (30) days after written notice from the Company of such breach; provided that in the case of breach that are incapable of being cured, no such cure period shall apply, or (vi) material breach of the Proprietary Information Agreement.

(c) In the event Executive’s employment is terminated at any time with Cause, he will not receive severance pay or any other such compensation.

6.3           Resignation by the Executive for Good Reason. Executive may resign his employment for Good Reason (as defined below) by giving notice as described in Section 6.7 of this Agreement.

(a) “Good Reason” means (i) a reduction in Executive’s current Base Salary without his consent (but shall not include any reduction or non-payment of a bonus), unless such a reduction occurs as part of a General Reduction; (ii) the Company's breach of a material term of this Agreement, (iii) a material change in the duties or level of responsibility of the Executive or (iv) any relocation without Executive's consent to an office of the Company located more than seventy-five (75) miles from the city limits of Charlotte, North Carolina. Notwithstanding the above, Executive must provide written notice to the Company of any event or act that he claims constitutes Good Reason within a period not to exceed ninety (90) days from the date of the initial existence of the Good Reason, and the Company shall have a period of thirty (30) days after provision of such notice to cure the basis for such Good Reason.

(b) In the event of Executive’s resignation for Good Reason, the Company shall continue to pay Executive the Base Salary, less applicable withholding and deductions, and continue to provide medical and dental coverage or pay Cobra premiums for twelve (12) months.

(c) If Executive terminates employment for any reason other than those listed above, the termination will not be for Good Reason and Executive will not be entitled to severance pay or any other such compensation.

6.4           Voluntary or Mutual Termination. Executive may voluntarily terminate his employment with the Company at any time by giving notice as described in Section 6.7.

6.5           Termination for Inability to Regularly Perform Duties.

(a) Company may terminate Executive in the event of Executive’s death, or any illness, disability or other incapacity in such a manner that Executive is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period.

(b) The determination regarding whether Executive is physically unable regularly to perform his duties under (a) above shall be made by the Company. Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties.

6.6           Dissolution, Liquidation or Insolvency of the Company.

Notwithstanding the above, in the event Executive’s employment is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive except for any reasonable expense reimbursements or Base Salary that Executive has accrued and earned at the time of such termination.

6.7           Notice; Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(a) thirty (30) days after Executive, for any reason, gives written notice to the Company of his termination;

(b) thirty (30) days after the Company, for any reason other than Cause, gives written notice to Executive of his termination;

(c) immediately upon the Company giving written notice to Executive of his termination for Cause or as a result of an event listed in Section 6.6 above; and

(d) the expiration of the term of this Agreement.

Executive will receive compensation through the thirty (30) day notice period in the event of termination for any reason. However, the Company reserves the right to require that Executive not perform any services or report to work during the thirty (30) day notice period.

7. Release. Notwithstanding anything to the contrary in this Agreement, executive shall not be entitled to any severance under any provision in this Agreement unless and until Executive has executed a general release substantially in the form attached hereto as Exhibit B and such release has become effective and can no longer be revoked (the “Release”).

8. General Provisions.

8.1           Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by hand, telecopier, or telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

8.2           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3           Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4           Complete Agreement. This Agreement and its Exhibit constitute the entire agreement between Executive and the Company. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supercedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by an authorized officer of the Company.

8.5           Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6           Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

8.8           Attorneys’ Fees. If the Company or Executive brings any action to enforce its rights hereunder, it shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action should it prevail in the action.

8.9           Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina. Executive expressly consents to the jurisdiction of the state and federal courts for Mecklenburg County, North Carolina, for all actions arising out of or relating to this Agreement.

8.10           Right to Counsel. Executive acknowledges that he has had the opportunity to retain independent legal counsel to represent the Executive in connection with the review and preparation of this Agreement.

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

PokerTek, Inc.

/s/ Mark Roberson
Mark Roberson
Chief Executive Officer & Chief Financial Officer
Date: June 2, 2011

Accepted and agreed this
2nd day of June, 2011.

Executive

/s/ James Crawford
James Crawford

Exhibit A

Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement

Exhibit B

Release Agreement

I understand that my position with PokerTek, Inc. (the “Company”) terminated effective ___________, _____ (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the Key Employee Agreement (the “Agreement”) entered into as of July 1, 2009, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a Member of the Company.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I hereby waive the benefit of any provision of North Carolina law, and of any other jurisdiction, which is similar to Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

Agreed:

Date	James Crawford

PokerTek, Inc.
By:
Name:
Title: